Press Release

Exhibit 99.57

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP

REPORTS ON KIOSK INITIATIVE

Tulsa, Oklahoma, December 9, 2008: Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today reported that it will suspend its pilot program relating to the development of self-service kiosks for use by customers in rental transactions. The Company expects to record a non cash pre-tax charge of $4.3 million in the fourth quarter of 2008 to write off all cost relating to the program.

“While we were pleased with some aspects of the pilot program that we implemented in April 2008 at our Houston location, we have concluded that the use of kiosks in the customer service experience reduced our interaction with the customer, detracting from the high level of personal service that our customers have come to expect from us. Additionally, the pilot project did not satisfy our minimum return on invested capital, thus we concluded that continued full scale development of self-service kiosk was not in our shareholders best interest,” said Scott L. Thompson, President and Chief Executive Officer.

About Dollar Thrifty Automotive Group, Inc.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 Company headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in approximately 70 countries. Dollar and Thrifty have over 800 corporate and franchised locations in the United States and Canada, operating in virtually all of the top U.S. and Canadian airport markets. The Company's approximately 7,000 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit www.dtag.com.

This press release contains “forward-looking statements” about our expectations, plans and performance. These statements do not guarantee future performance and Dollar Thrifty Automotive Group, Inc. assumes no obligation to update them. Risks and uncertainties that could materially affect future results are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

Contacts:

Financial:	H. Clifford Buster III	Media: Chris Payne
Chief Financial Officer	Senior Manager
(918) 669-3277	Corporate Communications
(918) 669-2236
chris.payne@dtag.com